Exhibit 99.1

March 10, 2015

NORTHWEST PIPE REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

AND ANNOUNCES CONFERENCE CALL

Vancouver, WA, March 10, 2015. Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter and year ended December 31, 2014. The Company will broadcast its fourth quarter and full year 2014 earnings conference call on Wednesday, March 11, 2015, at 10:00 am PDT.

Full Year 2014 Results

Net sales from continuing operations for the year ended December 31, 2014 increased 12.2% to $403.3 million compared to $359.4 million for the year ended December 31, 2013. Gross profit was $40.6 million (10.1% of net sales) in 2014, a decrease from $60.2 million (16.8% of net sales) in 2013. A non-cash goodwill impairment charge of $16.1 million was recorded in 2014. Including the impairment charge, the 2014 loss from continuing operations was $6.2 million or $0.65 per diluted share, compared to income from continuing operations of $21.7 million or $2.27 per diluted share for 2013. Excluding the impairment charge, adjusted income from continuing operations for full year 2014 was $9.9 million or $1.03 per diluted share.

Water Transmission sales increased 5.4% to $238.5 million in 2014 from $226.4 million in 2013. The increase in net sales was due to growth from the acquisition of Permalok partially offset by a decrease in organic revenues due to the continued weakness in municipal markets. Water Transmission gross profit decreased to $39.6 million (16.6% of segment net sales) in 2014 from $47.0 million (20.7% of segment net sales) in 2013. Water Transmission gross profit decreased in total and as a percent of sales due to the mix of projects coupled with increased competition, which compressed margins compared to 2013.

Tubular Products sales from continuing operations increased 23.9% to $164.8 million in 2014 from $133.0 million in 2013, driven by a 24% increase in tons sold from 132,800 tons in 2013 to 164,600 tons in 2014. Tubular Products gross profit decreased to $1.0 million (0.6% of segment net sales) in 2014 from $13.3 million (10.0% of segment net sales) in 2013. Gross profit was negatively impacted by a 7% increase in steel costs while selling prices remained flat with 2013. Margins continue to be negatively impacted by competition from imports in the line pipe markets, the segment’s primary product.

On March 30, 2014 the Company completed the sale of substantially all of the assets and liabilities associated with the oil country tubular goods (“OCTG”) business conducted by the Company at its manufacturing facilities in Bossier City, Louisiana and Houston, Texas, excluding the real property located in Houston, Texas. These facilities were previously included within the Company’s Tubular Products Group. The Company’s results of operations for its disposed OCTG business have been presented as discontinued operations for all periods presented within the consolidated statements of operations.

Goodwill is tested for impairment annually, or whenever events or circumstances change that indicate goodwill may be impaired. The Company recorded a non-cash impairment charge of $16.1 million, which was associated with the goodwill for its Tubular Products Group. The impairment was driven by worldwide turmoil in crude oil markets, which became significant late in the fourth quarter of 2014. The impairment charge has no impact on the Company’s liquidity.

As of December 31, 2014, the backlog of orders in the Water Transmission segment was approximately $121 million. This compared to a backlog of orders of $103 million as of December 31, 2013. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it is the successful bidder even though a binding agreement has not been executed.

Fourth Quarter 2014 Results

Net sales from continuing operations for the quarter ended December 31, 2014 increased 19.3% to $102.2 million compared to $85.6 million for the quarter ended December 31, 2013. Gross profit was $9.1 million (8.9% of net sales) in the fourth quarter of 2014, a decrease from $10.9 million (12.7% of net sales) in the fourth quarter of 2013. The non-cash goodwill impairment charge described above was recorded in the fourth quarter of 2014. Including the impairment charge, loss from continuing operations for the fourth quarter of 2014 was $14.0 million or $1.47 per diluted share compared to income from continuing operations of $2.4 million or $0.25 per diluted share for the fourth quarter of 2013. Excluding the impairment charge, adjusted income from continuing operations for the fourth quarter of 2014 was $2.1 million or $0.21 per diluted share.

Water Transmission sales increased 31.9% to $56.5 million in the fourth quarter of 2014 from $42.8 million in the fourth quarter of 2013. Water Transmission gross profit increased to $9.9 million (17.5% of segment net sales) in the fourth quarter of 2014 from $7.0 million (16.4% of segment net sales) in the fourth quarter of 2013. Water Transmission net sales and gross profit increased due to higher production compared to the fourth quarter of 2013, partially offset by increased competition, which compressed margins.

Tubular Products sales from continuing operations increased 6.7% to $45.7 million in the fourth quarter of 2014 from $42.8 million in the fourth quarter of 2013. Tubular Products had a gross loss of $0.8 million in the fourth quarter of 2014 compared to gross profit of $3.8 million in the fourth quarter of 2013. Gross profit was negatively impacted by the product mix, coupled with a 2% increase in steel costs and a 1% decrease in fourth quarter of 2014 selling prices compared with the fourth quarter of 2013. Margins continue to be negatively impacted by competition from imports in the line pipe markets.

Outlook

“We believe that the first quarter of 2015 will continue to present significant challenges. Water Transmission revenues should be similar to fourth quarter and margins are projected to be in the low to mid-teens,” said Scott Montross, President and Chief Executive Officer of the Company. “In addition, the sudden and swift decline in crude oil prices is expected to have significant near term impacts on order intake, production and inventory values in the Tubular Products segment. As a result we expect a small gross loss for Tubular Products in the first quarter of 2015.”

Conference Call

The Company will hold its 2014 earnings conference call on Wednesday, March 11, 2015 at 10:00 am PDT. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, April 10, 2015 by dialing 1-866-430-8799 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is a leading manufacturer of welded steel pipe and tube products. The Water Transmission Group is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Group is positioned to meet North America’s growing needs for water and wastewater infrastructure. The Water Transmission Group serves a wide-range of markets and their solution-based products are a perfect fit for applications including: water transmission, plant piping, energy, tunnels, river crossings, structural, industrial and construction. The Tubular Products Group operates a state of the art electric resistance weld mill facility. The Tubular Products portfolio serves a wide-range of markets and its quality certified pipe and tube products are good for applications including: oil and gas, structural industrial, fire protection, low pressure and agricultural. The Company is headquartered in Vancouver, Washington and has manufacturing facilities in the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting adjusted income from continuing operations and adjusted income from continuing operations per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales:
Water Transmission	$56,484	$42,831	$238,545	$226,427
Tubular Products	45,674	42,810	164,753	133,018

Net sales	102,158	85,641	403,298	359,445
Cost of sales:
Water Transmission	46,601	35,805	198,944	179,474
Tubular Products	46,432	38,983	163,778	119,735

Total cost of sales	93,033	74,788	362,722	299,209
Gross profit (loss):
Water Transmission	9,883	7,026	39,601	46,953
Tubular Products	(758)	3,827	975	13,283

Total gross profit	9,125	10,853	40,576	60,236
Selling, general and administrative expense	6,469	5,174	24,316	22,701
Impairment of Tubular Products goodwill	16,066	—	16,066	—

Operating income (loss)
Water Transmission	7,817	5,505	31,490	40,343
Tubular Products	(17,227)	3,483	(16,677)	11,943
Corporate	(4,000)	(3,309)	(14,619)	(14,751)

Operating income (loss)	(13,410)	5,679	194	37,535
Other income (expense)	106	(10)	108	(289)
Interest income	83	72	466	409
Interest expense	(494)	(904)	(2,290)	(3,621)

Income (loss) before income taxes from continuing operations	(13,715)	4,837	(1,522)	34,034
Income tax expense	287	2,418	4,651	12,358

Income (loss) from continuing operations	(14,002)	2,419	(6,173)	21,676
Income (loss) from discontinued operations	6	(19,425)	(11,714)	(22,599)

Net loss	$(13,996)	$(17,006)	$(17,887)	$(923)

Basic earnings (loss) per share
Continuing operations	$(1.47)	$0.26	$(0.65)	$2.29
Discontinued operations	—	(2.06)	(1.23)	(2.39)

Total	$(1.47)	$(1.80)	$(1.88)	$(0.10)

Diluted earnings (loss) per share
Continuing operations	$(1.47)	$0.25	$(0.65)	$2.27
Discontinued operations	—	(2.03)	(1.23)	(2.37)

Total	$(1.47)	$(1.78)	$(1.88)	$(0.10)

Shares used in per share calculations:
Basic	9,520	9,449	9,515	9,445

Diluted	9,520	9,556	9,515	9,534

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	December 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$527	$588
Trade and other receivables, net	58,310	72,470
Costs and estimated earnings in excess of billings on uncompleted contracts	45,847	50,468
Inventories	72,779	110,392
Other current assets	17,776	9,662

Total current assets	195,239	243,580
Property and equipment, net	132,595	143,061
Other assets	24,048	46,818

Total assets	$351,882	$433,459

Liabilities:
Current maturities of long-term debt and capital leases	$2,170	$7,930
Accounts payable	15,480	21,731
Accrued liabilities	9,071	15,194
Billings in excess of cost and estimated earnings on uncompleted contracts	2,835	3,368

Total current liabilities	29,556	48,223
Borrowings on line of credit	45,587	87,919
Other long-term debt and capital leases, less current maturities	225	6,322
Other long-term liabilities	30,879	29,145

Total liabilities	106,247	171,609

Stockholders’ equity	245,635	261,850

Total liabilities and stockholders’ equity	$351,882	$433,459